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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                             SEC FILE NUMBER 0-08507
                              CIK NUMBER 0000012388


Check One:

[ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q   [ ] Form N-SAR

    For Period Ended: December 31, 2004
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

    For the Transition Period Ended:
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                        PART I -- REGISTRANT INFORMATION
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Full Name of Registrant

Broadband Wireless International Corporation
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Address of Principal Executive Office (Street and Number)

8290 West Sahara, Suite #270,
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City, State and Zip Code

Las Vegas, NV 89117
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                       PART II -- Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to 12b-25(b) [Paragraph 23,047], the following should be completed. (Check box if appropriate.)

        [X]     (a)   The reasons described in reasonable detail in Part III of
                      this form could not be eliminated without unreasonable effort or expense;

                (b) The subject annual report, semiannual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date or the subject quarterly report of transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

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                (c)   The accountant's statement or other exhibit required by
                      Rule 12b-25(c) has been attached if applicable.

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                             PART III -- NARRATIVE
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State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K,
10-Q, N-SAR, or the transition report, or portion thereof, could not be filed within the prescribed time period.

Due to changes in in-house and outside personnel, management, and financial management, additional time is needed to complete appropriate written disclosures for inclusion in the "Management's Discussion and Analysis" section of the Registrant's Form 10-QSB for the 3 month reporting period ended December 31, 2003.

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                          PART IV -- OTHER INFORMATION
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(1)     Name and telephone number of person to contact in regard to this notification.

        Darwin Payton                   702-314-6900
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        (Name)                          (Area Code) (Telephone Number)

(2) Have all other periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") or Section 30 of the Investment Company Act of 1940 during the preceding twelve months (or for such shorter period that the registrant was required to filer such reports) been filed?
                                                                [X] YES [ ] NO

        If the answer is no, identify reports.

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(3)     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report, or portion thereof?

                                                                [ ] YES [X] NO

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                  Broadband International Wireless Corporation
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                   Name of Registrant as Specified in Charter

        has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 19, 2005          BROADBAND INTERNATIONAL WIRELESS CORPORATION
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                                 By /s/ Darwin Payton
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                                    Darwin Payton
                                    President